UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 19, 2021

FISION Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-53929	27-2205792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 West End Boulevard, Suite 100 Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

(612) 927-3700

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 19, 2021, registrant FISION Corporation (the “Company”) completed its acquisition of Scoreinc.com, Inc (“Score”) upon receiving a required certified audit of Score’s financial position, resulting in Score then becoming a wholly-owned subsidiary of the Company. This acquisition was pursuant to a Purchase and Sale Agreement (“PSA”) entered into on May 30, 2021 between the Company, Score, and the owner of Score, Joshua Carmona. The PSA was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2021, and is hereby incorporated by reference into this Item 2.01.

Score is a Puerto Rico corporation in good standing, and it provides business-to-business software solutions in credit repair for approximately 100 US companies. Score owns 100% of its significant subsidiary VIP Solutions LLC. Score is an Act 73 company under Puerto Rico law, and our acquisition of Score was conducted to ensure that Score maintains this important Act 73 status after becoming our subsidiary. Through this Score acquisition, we obtained 21 employees based in Score headquarters in Puerto Rico.

A requirement of this Score acquisition requires us to provide future working capital to Score of at least $500,000 during the 18 months following the acquisition, to be used for software development and integration, marketing expenses, and hiring additional employees as needed. We anticipate that such funding will support integration of the Fision and Score software platforms to allow them to be marketed jointly.

A condition of this Score acquisition required that its financial condition and past operations be audited by a registered CPA firm, which audit has been completed and is included as an exhibit to this current report.

In consideration for acquiring Score, (i) we issued to Mr. Carmona a Senior Secured Convertible Promissory Note in the principal amount of $500,000, maturing in two years, and convertible into common stock of the Company at the higher conversion price of USD $.05 per share or the volume weighted average price (VWAP) over the last 10 trading days prior to conversion, and (ii) by March 31, 2023, we will issue and deliver to Carmona an unsecured promissory note in an amount equal to Score’s average gross annual revenue for calendar years 2021 and 2022, convertible into our common stock at $.20 per share but not for more than 10 million shares. Incident to accounting for this Score acquisition, we have recorded the entire amount of the $500,000 Note issued to Carmona on our balance sheet as a Goodwill asset.

Net tangible assets received by the Company were $56,245 including cash and accounts receivable of $106,245 offset by $50,000 in assumed liabilities. Intangible assets from this Score acquisition included all ownership of the Score software platform and related proprietary development, customer lists and contracts, all other Score brand and related IP rights, as well as substantial business goodwill related to the successful ongoing and growing credit repair business of Score.

The Company has also booked Goodwill for the Score-Inc.com acquisition for $1,041,096. The acquisition was accounted for using the purchase method of accounting. Scoreinc.com is a leading industry provider of software and services that empower credit repair organizations to be compliant and successful. ScoreCEO, its credit repair business CRM software as a service is the platform used by many credit repair organizations to achieve success. The purchase of Score, Inc. was a stock purchase, which includes the acquisition of all assets and the assumption of certain liabilities of $50,000. The aggregate purchase price consisted of the following:

Fair value convertible note, with conversion into common stock	$500,000
Net liabilities assumed	50,000
Contingent consideration liability	491,096
Goodwill for Score-Inc.com acquisition	$1,041,096

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Mr. Carmona also has consented to become a member of our Board of Directors, and he has agreed to serve as our Chief Operating Officer (COO) being compensated at an annual rate of $50,000, with quarterly payments of $12,500 paid through issuance of our restricted common stock to Mr. Carmona based on the closing price of such stock on the last trading day of each quarter.

There are no material relationships between the officers, directors and principal shareholders of FISION and those of Score.

Item 8.01 Other Events

The Company recently improved and uplisted the quotation platform for its common stock with OTC Market Group, Inc. to its “OTC.QB” quotation system.

Item 9.01 Financial Statements and Exhibits

99.1	Financial statements of Score-Inc.com business acquired.

99.2	Pro Forma Financial Information for acquisition of Score-Inc.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISION CORPORATION (Registrant)

Dated: August 23, 2021	By:	/s/ Michael Brown
Michael Brown, Principal Executive Officer

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